Putnam Arizona Tax Exempt Income Fund, May 31, 2012, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				2,086
Class B		  		   37
Class C		    		   72

72DD2

Class M		     	           39
Class Y		    		   65

73A1

Class A			    0.361049
Class B			    0.302646
Class C	      	            0.288942

73A2

Class M	      	            0.334864
Class Y			    0.380580

73C

Class A			    0.001080
Class B		            0.001001
Class C		    	    0.000982

73C

Class M		            0.001045
Class Y		    	    0.001107


74U1

Class A				5,746
Class B				  148
Class C				  290

74U2

Class M				  118
Class Y				  228

74V1

Class A				 9.47
Class B				 9.46
Class C				 9.48

74V2

Class M				 9.49
Class Y				 9.48

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.